Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, October 25, 2018
AMERICAN AIRLINES GROUP REPORTS THIRD-QUARTER 2018 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its third-quarter results, including these highlights:

•	Reported a third-quarter 2018 pre-tax profit of $456 million, or $688 million excluding net special items[1], and a third-quarter net profit of $341 million, or $523 million excluding net special items

•	Third-quarter 2018 earnings were $0.74 per diluted share, or $1.13 per diluted share excluding net special items

•	Returned $46 million to shareholders in the form of dividends during the third quarter

“Strong demand for American’s service led to record revenue in the third quarter and our eighth consecutive quarter of unit revenue growth. Our team continues to do an outstanding job of taking care of our customers, including during difficult situations such as Hurricanes Florence and Michael,” said Chairman and CEO Doug Parker. “Unfortunately, higher fuel prices increased our expenses by approximately $750 million versus the third quarter of 2017, which led to a decline in earnings.

“We have moved quickly to adapt to the higher cost environment with lower planned capacity growth, the cancellation of unprofitable flying, deferral of new aircraft deliveries, and continued aggressive cost management. We have significant revenue growth opportunities through initiatives such as expanded product segmentation, harmonization of aircraft configurations, and high-margin growth prospects in our most profitable hubs. We are confident these actions will return American to both revenue outperformance and earnings growth in 2019 and beyond and we remain very bullish on the future of American Airlines.”

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

Third-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the third quarter of 2018 were $688 million, a $485 million decrease from the third quarter of 2017, driven by higher fuel prices. In addition, the company's third-quarter pre-tax earnings were negatively impacted by Hurricane Florence by approximately $50 million.

	GAAP		Non-GAAP[1]
	3Q18	3Q17	3Q18	3Q17
Total operating revenues ($ mil)	$11,559	$10,965	$11,559	$10,965
Total operating expenses ($ mil)	10,910	9,709	10,693	9,602
Operating income ($ mil)	649	1,256	866	1,363

Pre-tax income ($ mil)	456	1,063	688	1,173
Pre-tax margin	3.9%	9.7%	6.0%	10.7%

Net income ($ mil)	341	661	523	729

Earnings per diluted share	$0.74	$1.36	$1.13	$1.50
Strong demand for air travel drove a 5.4 percent year-over-year increase in third-quarter 2018 total revenue, to a record $11.6 billion. Passenger revenue per available seat mile (PRASM) grew 1.8 percent, driven by a 2.2 percent increase in passenger yields. Cargo revenue was up 16.4 percent to $260 million due to a 12.1 percent increase in yield and a 3.8 percent increase in volume. Other revenue was up 14.5 percent to $738 million due primarily to higher loyalty revenue. Third-quarter total revenue per available seat mile (TRASM) increased by 2.6 percent compared to the third quarter 2017 on a 2.7 percent increase in total available seat miles.

The improvement in revenue was offset by the significant increase in fuel prices. Total third-quarter 2018 operating expenses were $10.9 billion, up 12.4 percent year-over-year, driven by a 42.6 percent increase in consolidated fuel expense. Had fuel prices remained unchanged versus the third quarter of 2017, total third-quarter 2018 expenses would have been approximately $750 million lower. Total third-quarter 2018 cost per available seat mile (CASM) was 14.54 cents, up 9.4 percent from third quarter 2017. Excluding fuel and special items, consolidated third-quarter CASM was 10.60 cents, up 0.8 percent year-over-year.
Strategic Objectives
American is focused on four strategic objectives to ensure a healthy, competitive company for the long-term that includes world-class service, a focus on its team, revenue and cost initiatives, and innovative thinking. The company continued to deliver on these objectives in the third quarter.
Create a World-Class Customer Experience
Delivering a world-class customer experience includes operating reliably, building a strong network, continually raising the bar on product offerings, and making it easy for customers to do business with American. During the third quarter, American:

•
Expanded the world’s largest network to even more destinations. American announced planned service to Berlin (TXL); Bologna, Italy (BLQ); and Dubrovnik, Croatia (DBV). American will be the only airline to serve Bologna and Dubrovnik from North America.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

•	Made significant improvements in onboard technology by:

◦
Activating live TV on domestic aircraft, with 12 free channels available in all cabins. Live TV is rolling out throughout the airline’s domestic mainline fleet in 2019. American already offers live TV on its long-haul international flights, the only U.S. airline to do so.

◦	With 380 aircraft complete, just over half of American’s domestic mainline aircraft now offer high-speed Wi-Fi. The entire long-term mainline fleet will be complete by mid-2019.

•
Continued updating food offerings to reflect evolving consumer tastes. American entered into an exclusive partnership with Zoës Kitchen to offer healthy choices beginning Dec. 1, and added a vegan option on transcontinental flights.

•
Received APEX recognition as a “Five Star Global Airline.” The Airline Passenger Experience Association, which bases its awards on anonymous passenger feedback on overall flight experience, awarded American its highest rating for in-seat comfort, cabin service, food and beverage, entertainment, and Wi-Fi connectivity.

Make Culture a Competitive Advantage
Taking care of team members translates into better customer care. American’s culture reflects its emphasis on providing the right tools, training, and care for its frontline team members. During the third quarter, American:

•
Fully integrated the best flight attendant team in the business. With its largest and most complex integration project to-date now complete, flight attendants are now able to fully intermix across the entire fleet. This integration creates improved scheduling options for flight attendants and the airline, and provides greater flexibility and service recovery during irregular operations.

•	Accrued $43 million in profit sharing during the third quarter, and $135 million for the first nine months of 2018.

•
Re-opened the newly re-designed CR Smith Museum to showcase the men and women who make American run and to encourage young people to aspire to careers in aviation. The museum’s interactive displays include an MD-80 cockpit, an Airline Command Center where visitors make operational decisions, and a baggage loader where visitors can try their hand at loading bags in record time.

•
Supported relief partner efforts after recent hurricanes. The American Red Cross and the North Carolina Community Foundation Disaster Relief Fund received $300,000 each as American and its customers stepped forward to ease the burdens of Carolinians impacted by Hurricane Florence. In addition, team members in Miami and Chicago have planned large-scale assembly projects that will send 5,000 hygiene comfort kits and 75,000 pounds of food to areas impacted by the recent natural disasters.

•
Celebrated being an inclusive and diverse employer by honoring four team members with the 10th annual Earl G. Graves Award for Leadership in Diversity & Inclusion. American also awarded Morgan State University in Baltimore a $10,000 education grant as part of the 10th anniversary commemoration. For the third year in a row, the airline was named among the “2018 DEI Best Places to Work for Disability Inclusion” and received the top score of 100 on the 2018 Disability Equality Index.

•
Supported the Stand Up To Cancer telecast with 94 team members, all of whom have been personally impacted by cancer. These team members from around the world came together at our Los Angeles maintenance hangar to film a music video that aired during the telecast, which raised $123.6 million.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

Ensure Long-Term Financial Strength
Long-term strength is realized by capturing merger efficiencies, improving unit revenue performance, and increasing margin performance. During the third quarter, American:

•	Returned $46 million in dividends to shareholders and declared a dividend of $0.10 per share on Oct. 25, 2018, to be paid on Nov. 20, 2018, to stockholders of record as of Nov. 6, 2018.

•	Updated the youngest fleet of the network airlines with more aircraft deliveries, including three new more efficient Boeing 787-9 Dreamliners and four new Boeing 737 MAX 8s.

•	Lowered planned capital expenditures in 2019, 2020, and 2021 by $1.2 billion, by deferring delivery of 22 Airbus A321neos.

•	Evolved its segmentation strategy by:

◦
Removing the carry-on bag restriction from domestic and short-haul international Basic Economy fare rules. This action makes the airline’s Basic Economy product more competitive and enables the airline to offer it on more flights.

◦
Continuing the installation of Premium Economy, now on 92 widebody aircraft with expected completion by mid-2019. Main Cabin customers continue to select this highly-differentiated product and the company expects to drive more value from this product with new revenue management and merchandising initiatives in 2019.

Think Forward, Lead Forward
Along with executing on the day-to-day operation, the airline has a focus on moving new products to market more quickly and embracing technological advancements. In the third quarter, American:

•
Enabled the world’s largest mobile and online payment platform, Alipay, on aa.com in China. Alipay is the preferred method of payment for more than half of consumers in China and has more than 870 million users worldwide.

•	Opened up new ways to earn miles with its Citi AAdvantage MileUp card, a new no-annual-fee credit card for consumers to turn everyday spending into travel.

•
Enhanced aviation security for team members and customers by partnering with the Transportation Security Administration to add a state-of-the-art computed tomography scanner at John F. Kennedy International Airport’s Terminal 8 security checkpoint.

•	Furthered the airline’s commitment to reduce environmental waste by beginning to replace plastic straws and stir sticks with biodegradable, eco-friendly alternatives.
Guidance and Investor Update
American expects its fourth-quarter 2018 TRASM to increase approximately 1.5 to 3.5 percent year-over-year. The company also expects its fourth-quarter 2018 pre-tax margin excluding special items to be between 4.5 and 6.5 percent.2 Based on today’s guidance, American continues to expect its 2018 diluted earnings per share excluding net special items to be between $4.50 and $5.00.2
For additional financial forecasting detail, please refer to the company’s investor update, filed with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Nov. 25.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

Notes

1.
In the third quarter, the company recognized $232 million in net special items before the effect of income taxes. Third-quarter operating special items of $217 million principally included $109 million of fleet restructuring expenses and $68 million of merger integration expenses. The company also recognized nonoperating special items of $15 million primarily related to mark-to-market net unrealized losses associated with certain of the company’s equity investments. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

2.	American is unable to reconcile certain forward-looking projections to GAAP, as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2018	2017 (1)		2018	2017 (1)
Operating revenues:
Passenger	$10,561	$10,096	4.6	$30,714	$29,447	4.3
Cargo	260	223	16.4	748	633	18.1
Other	738	646	14.5	2,141	1,931	10.8
Total operating revenues	11,559	10,965	5.4	33,603	32,011	5.0
Operating expenses:
Aircraft fuel and related taxes	2,234	1,570	42.3	6,100	4,481	36.1
Salaries, wages and benefits	3,129	3,030	3.3	9,240	8,928	3.5
Regional expenses:
Fuel	506	352	44.0	1,369	999	37.0
Other	1,327	1,302	1.9	3,954	3,849	2.8
Maintenance, materials and repairs	526	487	7.9	1,499	1,474	1.7
Other rent and landing fees	497	471	5.5	1,448	1,363	6.2
Aircraft rent	312	304	2.8	921	892	3.2
Selling expenses	395	400	(1.2)	1,136	1,094	3.9
Depreciation and amortization	473	433	9.3	1,382	1,255	10.1
Special items, net	215	112	91.8	563	432	30.1
Other	1,296	1,248	3.9	3,883	3,652	6.4
Total operating expenses	10,910	9,709	12.4	31,495	28,419	10.8
Operating income	649	1,256	(48.4)	2,108	3,592	(41.3)
Nonoperating income (expense):
Interest income	29	25	16.8	84	70	20.6
Interest expense, net	(265)	(266)	(0.5)	(795)	(787)	1.1
Other income, net	43	48	(11.0)	101	112	(9.1)
Total nonoperating expense, net	(193)	(193)	(0.2)	(610)	(605)	0.8
Income before income taxes	456	1,063	(57.2)	1,498	2,987	(49.9)
Income tax provision	115	402	(71.6)	404	1,122	(64.0)
Net income	$341	$661	(48.4)	$1,094	$1,865	(41.3)

Earnings per common share:
Basic	$0.74	$1.36		$2.35	$3.78
Diluted	$0.74	$1.36		$2.34	$3.76
Weighted average shares outstanding (in thousands):
Basic	460,526	484,772		465,452	493,164
Diluted	461,507	486,625		466,908	495,796

(1)
On January 1, 2018, the Company adopted two new Accounting Standard Updates (ASUs): ASU 2014-09: Revenue from Contracts with Customers (the "New Revenue Standard") and ASU 2017-07: Compensation - Retirement Benefits (the "New Retirement Standard"). In accordance with the transition provisions of these new standards, the Company has recast its 2017 financial information to reflect the effects of adoption. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended September 30,		Change		9 Months Ended September 30,		Change
	2018	2017 (1)			2018	2017 (1)
Mainline
Revenue passenger miles (millions)	55,182	54,012	2.2%		156,307	152,400	2.6%
Available seat miles (ASM) (millions)	66,295	64,582	2.7%		188,711	184,665	2.2%
Passenger load factor (percent)	83.2	83.6	(0.4	)pts	82.8	82.5	0.3	pts
Passenger enplanements (thousands)	38,233	37,365	2.3%		111,647	108,886	2.5%
Departures (thousands)	282	275	2.6%		825	816	1.1%
Aircraft at end of period	949	947	0.2%		949	947	0.2%
Block hours (thousands)	916	893	2.6%		2,647	2,608	1.5%
Average stage length (miles)	1,272	1,278	(0.5)%		1,248	1,245	0.3%
Fuel consumption (gallons in millions)	978	947	3.3%		2,767	2,713	2.0%
Average aircraft fuel price including related taxes (dollars per gallon)	2.28	1.66	37.8%		2.20	1.65	33.5%
Full-time equivalent employees at end of period	105,100	105,000	0.1%		105,100	105,000	0.1%

Regional (2)
Revenue passenger miles (millions)	6,683	6,459	3.5%		19,282	18,619	3.6%
Available seat miles (millions)	8,744	8,471	3.2%		25,045	24,471	2.3%
Passenger load factor (percent)	76.4	76.3	0.1	pts	77.0	76.1	0.9	pts
Passenger enplanements (thousands)	14,342	14,073	1.9%		41,614	40,727	2.2%
Aircraft at end of period	592	611	(3.1)%		592	611	(3.1)%
Fuel consumption (gallons in millions)	212	201	5.4%		600	578	3.8%
Average aircraft fuel price including related taxes (dollars per gallon)	2.39	1.75	36.6%		2.28	1.73	32.0%
Full-time equivalent employees at end of period (3)	25,400	22,600	12.4%		25,400	22,600	12.4%

Total Mainline & Regional
Revenue passenger miles (millions)	61,865	60,471	2.3%		175,589	171,019	2.7%
Available seat miles (millions)	75,039	73,053	2.7%		213,756	209,136	2.2%
Passenger load factor (percent)	82.4	82.8	(0.4	)pts	82.1	81.8	0.3	pts
Yield (cents)	17.07	16.70	2.2%		17.49	17.22	1.6%
Passenger revenue per ASM (cents)	14.07	13.82	1.8%		14.37	14.08	2.1%
Total revenue per ASM (cents)	15.40	15.01	2.6%		15.72	15.31	2.7%
Cargo ton miles (millions)	743	716	3.8%		2,199	2,036	8.0%
Cargo yield per ton mile (cents)	34.98	31.21	12.1%		34.03	31.09	9.4%
Passenger enplanements (thousands)	52,575	51,438	2.2%		153,261	149,613	2.4%
Aircraft at end of period	1,541	1,558	(1.1)%		1,541	1,558	(1.1)%
Fuel consumption (gallons in millions)	1,190	1,148	3.6%		3,367	3,291	2.3%
Average aircraft fuel price including related taxes (dollars per gallon)	2.30	1.67	37.6%		2.22	1.67	33.2%
Full-time equivalent employees at end of period	130,500	127,600	2.3%		130,500	127,600	2.3%
Operating cost per ASM (cents)	14.54	13.29	9.4%		14.73	13.59	8.4%
Operating cost per ASM excluding special items (cents)	14.25	13.14	8.4%		14.47	13.38	8.1%
Operating cost per ASM excluding special items and fuel (cents)	10.60	10.51	0.8%		10.98	10.76	2.0%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018.

(2)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(3)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2018	2017 (1)	Change		2018	2017 (1)	Change
Domestic (2)
Revenue passenger miles (millions)	40,321	39,491	2.1%		116,649	113,960	2.4%
Available seat miles (ASM) (millions)	48,260	47,221	2.2%		138,970	137,118	1.4%
Passenger load factor (percent)	83.6	83.6	—	pts	83.9	83.1	0.8	pts
Passenger revenue (dollars in millions)	7,424	7,162	3.6%		22,071	21,522	2.6%
Yield (cents)	18.41	18.14	1.5%		18.92	18.88	0.2%
Passenger revenue per ASM (cents)	15.38	15.17	1.4%		15.88	15.70	1.2%

Latin America (3)
Revenue passenger miles (millions)	7,411	7,362	0.7%		23,398	22,445	4.2%
Available seat miles (millions)	9,274	8,919	4.0%		29,407	28,432	3.4%
Passenger load factor (percent)	79.9	82.5	(2.6	)pts	79.6	78.9	0.7	pts
Passenger revenue (dollars in millions)	1,210	1,183	2.3%		3,939	3,622	8.7%
Yield (cents)	16.33	16.06	1.6%		16.83	16.14	4.3%
Passenger revenue per ASM (cents)	13.05	13.26	(1.6)%		13.39	12.74	5.1%

Atlantic
Revenue passenger miles (millions)	10,110	9,728	3.9%		23,631	23,077	2.4%
Available seat miles (millions)	12,503	12,212	2.4%		30,554	29,554	3.4%
Passenger load factor (percent)	80.9	79.7	1.2	pts	77.3	78.1	(0.8	)pts
Passenger revenue (dollars in millions)	1,504	1,363	10.3%		3,471	3,170	9.5%
Yield (cents)	14.88	14.02	6.1%		14.69	13.73	7.0%
Passenger revenue per ASM (cents)	12.03	11.17	7.7%		11.36	10.72	5.9%

Pacific
Revenue passenger miles (millions)	4,023	3,890	3.4%		11,911	11,537	3.2%
Available seat miles (millions)	5,002	4,701	6.4%		14,825	14,032	5.7%
Passenger load factor (percent)	80.4	82.7	(2.3	)pts	80.3	82.2	(1.9	)pts
Passenger revenue (dollars in millions)	423	388	9.0%		1,233	1,133	8.8%
Yield (cents)	10.51	9.98	5.4%		10.35	9.82	5.4%
Passenger revenue per ASM (cents)	8.46	8.25	2.4%		8.32	8.08	3.0%

Total International
Revenue passenger miles (millions)	21,544	20,980	2.7%		58,940	57,059	3.3%
Available seat miles (millions)	26,779	25,832	3.7%		74,786	72,018	3.8%
Passenger load factor (percent)	80.4	81.2	(0.8	)pts	78.8	79.2	(0.4	)pts
Passenger revenue (dollars in millions)	3,137	2,934	6.9%		8,643	7,925	9.1%
Yield (cents)	14.56	13.99	4.1%		14.66	13.89	5.6%
Passenger revenue per ASM (cents)	11.71	11.36	3.1%		11.56	11.00	5.0%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018.

(2)	Domestic results include Canada, Puerto Rico, and U.S. Virgin Islands.

(3)	Latin America results include the Carribbean.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company's current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the Company's current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2018	2017 (1)		2018	2017 (1)
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$456	$1,063		$1,498	$2,987
Pre-tax special items:
Special items, net (2)	215	112		563	432
Regional operating special items, net	2	(5)		1	(1)
Nonoperating special items, net (3)	15	3		95	12
Total pre-tax special items	232	110		659	443
Pre-tax income excluding special items	$688	$1,173	-41%	$2,157	$3,430	-37%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$456	$1,063		$1,498	$2,987
Total operating revenues as reported	$11,559	$10,965		$33,603	$32,011
Pre-tax margin	3.9%	9.7%		4.5%	9.3%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$688	$1,173		$2,157	$3,430
Total operating revenues as reported	$11,559	$10,965		$33,603	$32,011
Pre-tax margin excluding special items	6.0%	10.7%		6.4%	10.7%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$341	$661		$1,094	$1,865
Special items:
Total pre-tax special items (2), (3)	232	110		659	443
Income tax special items (4)	—	—		40	—
Net tax effect of special items	(50)	(42)		(156)	(160)
Net income excluding special items	$523	$729	-28%	$1,637	$2,148	-24%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$523	$729		$1,637	$2,148
Shares used for computation (in thousands):
Basic	460,526	484,772		465,452	493,164
Diluted	461,507	486,625		466,908	495,796
Earnings per share excluding special items:
Basic	$1.14	$1.50		$3.52	$4.36
Diluted	$1.13	$1.50		$3.51	$4.33

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

Reconciliation of Operating Income Excluding Special Items	3 Months Ended September 30,		9 Months Ended September 30,
	2018	2017 (1)	2018	2017 (1)
	(in millions)		(in millions)
Operating income as reported	$649	$1,256	$2,108	$3,592
Special items:
Special items, net (2)	215	112	563	432
Regional operating special items, net	2	(5)	1	(1)
Operating income excluding special items	$866	$1,363	$2,672	$4,023

Reconciliation of Total Operating Cost per ASM Excluding Special Items and Fuel	3 Months Ended September 30,		9 Months Ended September 30,
	2018	2017 (1)	2018	2017 (1)
	(in millions)		(in millions)
Total operating expenses as reported	$10,910	$9,709	$31,495	$28,419
Special items:
Special items, net (2)	(215)	(112)	(563)	(432)
Regional operating special items, net	(2)	5	(1)	1
Total operating expenses, excluding special items	10,693	9,602	30,931	27,988
Fuel:
Aircraft fuel and related taxes - mainline	(2,234)	(1,570)	(6,100)	(4,481)
Aircraft fuel and related taxes - regional	(506)	(352)	(1,369)	(999)
Total operating expenses, excluding special items and fuel	$7,953	$7,680	$23,462	$22,508
	(in cents)		(in cents)
Total operating expenses per ASM as reported	14.54	13.29	14.73	13.59
Special items per ASM:
Special items, net (2)	(0.29)	(0.15)	(0.26)	(0.21)
Regional operating special items, net	—	0.01	—	—
Total operating expenses per ASM, excluding special items	14.25	13.14	14.47	13.38
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.98)	(2.15)	(2.85)	(2.14)
Aircraft fuel and related taxes - regional	(0.67)	(0.48)	(0.64)	(0.48)
Total operating expenses per ASM, excluding special items and fuel	10.60	10.51	10.98	10.76
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018.

(2)
The 2018 third quarter mainline operating special items totaled a net charge of $215 million, which principally included $109 million of fleet restructuring expenses and $68 million of merger integration expenses. The 2018 nine month period mainline operating special items totaled a net charge of $563 million, which principally included $275 million of fleet restructuring expenses, $188 million of merger integration expenses, a $45 million litigation settlement and a $26 million non-cash charge to write off the Company's Brazil route authority intangible asset as a result of the U.S.-Brazil open skies agreement.

The 2017 third quarter mainline operating special items totaled a net charge of $112 million, which principally included $62 million of fleet restructuring expenses and $62 million of merger integration expenses. The 2017 nine month period mainline operating special items totaled a net charge of $432 million, which principally included $192 million of merger integration expenses, $174 million of fleet restructuring expenses and $45 million for labor contract expenses.
Fleet restructuring expenses principally included accelerated depreciation and remaining lease payments for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with integration projects, principally the Company's flight attendant, human resources and payroll, and technical operations integrations.

(3)
The 2018 third quarter and nine month period nonoperating special items included $15 million and $82 million, respectively, of mark-to-market net unrealized losses associated with certain of the Company’s equity investments. The 2018 nine month period nonoperating special items also included $13 million of costs associated with debt refinancings and extinguishments.

Nonoperating special charges in the 2017 periods primarily consisted of costs associated with debt refinancings and extinguishments.

(4)
Income tax special items for the 2018 nine month period included a $22 million charge to income tax expense to establish a required valuation allowance related to the Company's estimated refund for Alternative Minimum Tax (AMT) credits and an $18 million charge related to an international income tax matter.

American Airlines Group Reports Third-Quarter 2018 Profit
October 25, 2018

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2018	December 31, 2017 (1)
	(unaudited)
Assets
Current assets
Cash	$303	$295
Short-term investments	4,552	4,771
Restricted cash and short-term investments	154	318
Accounts receivable, net	2,170	1,752
Aircraft fuel, spare parts and supplies, net	1,576	1,359
Prepaid expenses and other	743	651
Total current assets	9,498	9,146
Operating property and equipment
Flight equipment	40,983	40,318
Ground property and equipment	9,187	8,267
Equipment purchase deposits	1,330	1,217
Total property and equipment, at cost	51,500	49,802
Less accumulated depreciation and amortization	(17,277)	(15,646)
Total property and equipment, net	34,223	34,156
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,147	2,203
Deferred tax asset	1,293	1,816
Other assets	1,383	1,373
Total other assets	8,914	9,483
Total assets	$52,635	$52,785

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and capital leases	$2,493	$2,554
Accounts payable	1,886	1,688
Accrued salaries and wages	1,386	1,672
Air traffic liability	5,040	4,042
Loyalty program liability	3,242	3,121
Other accrued liabilities	2,301	2,281
Total current liabilities	16,348	15,358
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	22,274	22,511
Pension and postretirement benefits	6,898	7,497
Loyalty program liability	5,317	5,701
Other liabilities	2,366	2,498
Total noncurrent liabilities	36,855	38,207
Stockholders' equity (deficit)
Common stock	5	5
Additional paid-in capital	4,946	5,714
Accumulated other comprehensive loss	(5,203)	(5,154)
Accumulated deficit	(316)	(1,345)
Total stockholders' deficit	(568)	(780)
Total liabilities and stockholders’ equity (deficit)	$52,635	$52,785

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018.